Boxlight Reports Third Quarter 2025 Financial Results
Company Ends Quarter with $11.8 Million in Cash
Duluth, GA – Business Wire – November 6, 2025 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the third quarter ended September 30, 2025.
Financial and Operational Highlights:
•Revenue was $29.3 million for the quarter, a decrease of 19.2% from the prior year quarter
•On a sequential quarter basis, total revenue decreased 4.9% from Q2 2025
•Gross profit margin in Q3 2025 decreased to 29.1% from 33.8% from the prior year quarter
•Net loss was $6.2 million, compared to net loss of $3.1 million in the prior year quarter
•Adjusted EBITDA, a non-GAAP measure, decreased by $2.6 million to $(0.4) million from the prior year quarter
•Boxlight launched CL Totem in North America, providing modern, freestanding digital signage built for high-traffic environments
•Raised $3.6 million in gross proceeds from an offering of its Class A common stock and $1.9 million of gross proceeds from the exercise of warrants
•Regained compliance with Nasdaq for continued listing, allowing its stock to continue to trade on the Nasdaq Stock Market
•Ended the quarter with $11.8 million in cash and $1.5 million in working capital

Management Commentary
“Our third quarter results reflect the challenges that have been confronting our industry for more than a year,” commented Dale Strang, Boxlight’s Chief Executive Officer. “The market cycle driving the global market for interactive flat panels is still in the process of resetting itself, but the headwinds created by external factors such as evolving trade dynamics and disruption in government funding are having negative effects on the entire industry. Tariff costs, in particular, contributed to downward pressure on margins, and in combination with other factors led to a decline in gross profit margins.”
Mr. Strang added, “Despite these challenges, we see an opportunity-rich future. Our customers’ commitment to modern interactive technology and enhanced communications and safety solutions is stronger than ever, leading to numerous opportunities for product upgrades, replacements and refreshes. While the timing for these upgrades can change, we are pleased to have recently been awarded multiple opportunities in both the K-12 education and the corporate digital signage market segment.”
Mr. Strang continued, “We were also pleased to receive notice from Nasdaq on October 8, 2025, that our actions taken in the third quarter resulted in Boxlight regaining full compliance with their listing rules and no longer subject to delisting actions.”
Financial Results for the Three Months Ended September 30, 2025 (Q3 2025) vs. the Three Months Ended September 30, 2024 (Q3 2024)
Total revenues for Q3 2025 were $29.3 million as compared to $36.3 million for Q3 2024, resulting in a 19.2% decrease. The decrease in revenues was primarily due to lower sales volume across all markets. On a sequential quarter basis, total revenues decreased 4.9% from the three months ended June 30, 2025.
Cost of revenues for Q3 2025 were $20.8 million as compared to $24.0 million for Q3 2024, resulting in a 13.5% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, offset by an increase of $1.6 million in tariffs.

Gross profit for Q3 2025 was $8.5 million as compared to $12.3 million for Q3 2024, resulting in a decrease of 30.3%. Gross profit margin was 29.1% for Q3 2025 and 33.8% for Q3 2024. The decrease in gross profit margin was primarily related to the increase in tariffs incurred in the current quarter for sales in the US.

Total operating expenses for Q3 2025 were $12.5 million, accounting for 42.5% of revenues, as compared to $13.1 million and 36.1% of revenues for Q3 2024. The decrease in total operating expenses for Q3 2025 was primarily due to a decrease of $1.1 million in employee-related expenses and a decrease of $0.3 million in stock compensation, offset by an increase in depreciation and amortization of $0.6 million and an increase in professional fees of $0.2 million.
Other expense, net for Q3 2025 was $2.5 million as compared to $2.2 million for Q3 2024, representing an increase of $0.3 million. Other expense consists primarily of interest expense on our term loan, foreign currency translation, and the change in fair value of common warrants and derivative liabilities compared to the prior year quarter. The increase in other expense in the current period relates primarily to the increase in interest expense and the change in fair value of common warrants.
Net loss was $6.2 million for Q3 2025 and was $3.1 million for Q3 2024.
The net loss attributable to common shareholders was $6.5 million for Q3 2025 and was $3.4 million for Q3 2024. Net loss attributable to common shareholders is net loss after deducting fixed dividends related to the Series B preferred shareholders of $0.3 million in Q3 2025 and $0.3 million in Q3 2024.
Total comprehensive loss was $6.1 million for Q3 2025 and $0.8 million for Q3 2024. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $0.1 million gain for Q3 2025 and a $2.3 million gain for Q3 2024.
Basic and diluted loss per share for Q3 2025 was $1.88. Basic and diluted loss per share for Q3 2024 was $1.72.
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, a non-GAAP financial measure) for Q3 2025 was negative $1.1 million, as compared to $1.6 million positive EBITDA for Q3 2024. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Adjusted EBITDA for Q3 2025 was negative $0.4 million, as compared to $2.2 million for Q3 2024. Adjustments to EBITDA included stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, change in fair value of common warrants, and the effects of purchase accounting adjustments in connection with prior period acquisitions. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Financial Results for the Nine Months Ended September 30, 2025 (3Q25 YTD) vs. Nine Months Ended September 30, 2024 (3Q24 YTD)
Total revenues for 3Q25 YTD were $82.6 million as compared to $111.9 million for 3Q24 YTD, resulting in a 26.2% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays as well as competitive industry pricing.
Cost of revenues for 3Q25 YTD were $55.2 million as compared to $72.3 million for 3Q24 YTD, resulting in a 23.6% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, offset by an additional $1.3 million in tariffs.
Gross profit was $27.4 million for 3Q25 YTD compared to $39.6 million for 3Q24 YTD, a decrease of 30.9%. Gross profit margin was 33.1% for 3Q25 YTD and 35.4% for 3Q24 YTD. The decrease in gross profit margin is primarily related to the difference in product mix and increases in pricing pressure within the interactive flat panel display market compared to the prior year.
Total operating expenses were $38.1 million for 3Q25 YTD, accounting for 46.2% of revenues, as compared to $42.8 million and 38.3% of revenues for 3Q24 YTD. The decrease in total operating expenses for the current year period was due to ongoing initiatives to reduce operating expenses across all cost groups, with the largest declines in employee-related expenses of $5.0 million, offset by an increase of $0.3 million in bad debt expense.
Other expense, net, was $3.5 million for 3Q25 YTD as compared to $7.6 million for 3Q24 YTD, representing a decrease of $4.1 million. Other expense consists primarily of interest expense on our term loan, foreign currency translation, and the change in fair value of common warrants compared to the prior year. The decrease in the current period was due to an increase in other income and positive changes in the fair value of common warrants.
Net loss increased $2.5 million to $14.1 million for 3Q25 YTD and was a result of the changes noted above. Net loss attributable to common shareholders was $15.1 million in 3Q25 YTD compared to $12.6 million in 3Q24 YTD, after deducting fixed dividends paid or accrued to Series B preferred shareholders of approximately $1.0 million in 3Q25 YTD and $1.0 million in 3Q24 YTD.
Total comprehensive loss was $13.3 million for 3Q25 YTD compared to $10.2 million for 3Q24 YTD, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of a $0.9 million gain in 3Q25 YTD and a $1.4 million gain in 3Q24 YTD.
Basic and diluted loss per share for 3Q25 YTD was $4.87 compared to $6.43 for 3Q24 YTD.
EBITDA for 3Q25 YTD was $1.2 million as compared to $3.0 million for 3Q24 YTD. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Adjusted EBITDA for 3Q25 YTD was $1.4 million, as compared to $6.0 million in 3Q24 YTD. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Balance Sheet; Credit Agreement

At September 30, 2025, Boxlight had $11.8 million in cash and cash equivalents, $1.5 million in working capital and $36.7 million in debt, net of debt issuance costs.
The Company was not in compliance with its financial covenant related to the borrowing base under its Credit Agreement at July 31, 2025, August 31, 2025, and September 30, 2025. In addition, the Company was not in compliance with the financial covenant related to its senior leverage ratio under the Credit Agreement at September 30, 2025.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release contains information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including statements regarding our market outlook for 2026 or expectations regarding converting sales opportunities to purchases. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to: our ability to continue operating as a going concern; our ability to comply with certain covenants, as well as minimum liquidity and borrowing base requirements under our existing credit agreement, or in the alternative, to continue to obtain forbearances or waivers from the lender thereunder; our ability to continue to operate as a going concern; our ability to maintain compliance with the Nasdaq Capital Market continued listing requirements and maintain a listing of our Class A common stock on Nasdaq Capital Market; our indebtedness, a substantial amount of which is bearing interest at a variable rate; our history of operating losses; our ability to raise additional capital; changes in the sales of our display products; changes in U.S. administrative policy, including the imposition of or increases in tariffs, changes to existing trade agreements and any resulting changes in international trade relations, such as trade wars; unfavorable global economic or political conditions, including fluctuations in interest rates, inflation, declining consumer sentiment and market uncertainty, and the ongoing conflicts between Russia and Ukraine, and Israel and Hamas; changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies; seasonal fluctuations in our business; changes in our working capital requirements and cash flow fluctuations; competition in our industry; our ability to enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner; our reliance on resellers and distributors to promote and sell our products; the success of our strategy to increase sales in the business and government markets; changes in market saturation for our products; challenges growing our sales in foreign markets; our dependency on third-party suppliers; our reliance on highly skilled personnel; our ability to enter into and maintain strategic alliances with third parties; war, terrorism, other acts of violence, or potential effects of future epidemics, pandemics, or other health crises; a breach in security of our electronic data or our information technology systems, including any cybersecurity attack; our ability to keep pace with developments in technology; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which discussion is incorporated herein by this reference. Such factors are not exclusive. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, change in fair value of common warrants, purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	% Decrease
	(Dollars in thousands)
	(Unaudited)	(Unaudited)
Total revenues
As reported	$29,337	$36,289	(19)%
Impact of foreign currency translation	(541)	(543)
Constant-currency	$28,796	$35,746	(19)%

	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024	% Decrease
	(Dollars in thousands)
	(Unaudited)	(Unaudited)
Total revenues
As reported	$82,612	$111,897	(26)%
Impact of foreign currency translation	(1,244)	(1,479)
Constant-currency	$81,368	$110,418	(26)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of September 30, 2025 and December 31, 2024
(in thousands, except share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,812	$8,007
Accounts receivable – trade, net of allowances for credit losses of $1,041 and $394	19,680	18,325
Inventories, net of reserves	26,066	43,265
Prepaid expenses and other current assets	12,372	8,785
Total current assets	69,930	78,382

Property and equipment, net of accumulated depreciation	1,940	2,134
Operating lease right of use asset	7,389	8,055
Intangible assets, net of accumulated amortization	19,577	25,944
Other assets	754	790
Total assets	$99,590	$115,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$15,681	$24,176
Short-term debt	36,694	37,148
Operating lease liabilities, current	1,811	2,018
Deferred revenues, current	9,346	9,015
Derivative liabilities	286	1
Other short-term liabilities	4,589	4,682
Total current liabilities	68,407	77,040

Deferred revenues, non-current	15,130	15,158
Deferred tax liabilities, net	877	901
Operating lease liabilities, non-current	5,975	6,428
Other long-term liabilities	155	165
Total liabilities	90,544	99,692

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 25,000,000 and 3,750,000 shares authorized; 5,512,319 and 1,970,615 Class A shares issued and outstanding, respectively	—	—
Additional paid-in capital	126,210	119,487
Accumulated deficit	(146,756)	(132,610)
Accumulated other comprehensive income	1,083	227
Total stockholders’ deficit	(19,463)	(12,896)

Total liabilities and stockholders’ equity	$99,590	$115,305

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three and nine months ended September 30, 2025 and 2024
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues, net	$29,337	$36,289	$82,612	$111,897
Cost of revenues	20,802	24,037	55,244	72,302
Gross profit	8,535	12,252	27,368	39,595

Operating expense:
General and administrative	8,730	10,014	27,289	33,472
Depreciation and amortization	2,627	2,075	7,681	6,187
Research and development	1,122	1,022	3,162	3,178
Total operating expense	12,479	13,111	38,132	42,837

Loss from operations	(3,944)	(859)	(10,764)	(3,242)

Other (expense) income:
Interest expense, net	(2,753)	(2,550)	(7,811)	(7,723)
Other income (expense), net	778	330	3,762	(98)
Loss on warrant issuance	—	—	(578)	—
Change in fair value of derivative liabilities	(235)	6	(286)	202
Change in fair value of common warrants	(291)	—	1,394	—
Total other expense	(2,501)	(2,214)	(3,519)	(7,619)
Loss before income taxes	(6,445)	(3,073)	(14,283)	(10,861)
Income tax benefit (expense)	261	12	137	(767)
Net loss	(6,184)	(3,061)	(14,146)	(11,628)
Fixed dividends - Series B Preferred (recorded but not declared)	(317)	(317)	(951)	(952)
Net loss attributable to common stockholders	$(6,501)	$(3,378)	$(15,097)	$(12,580)

Comprehensive loss:
Net loss	$(6,184)	$(3,061)	$(14,146)	$(11,628)
Other comprehensive income (loss):
Foreign currency translation adjustment	134	2,270	856	1,412
Total comprehensive loss	$(6,050)	$(791)	$(13,290)	$(10,216)

Net loss per common share – basic and diluted	$(1.88)	$(1.72)	$(4.87)	$(6.43)

Weighted average number of common shares outstanding – basic and diluted	3,460	1,965	3,097	1,955

Reconciliation of net loss for the three and nine months ended September 30, 2025 and 2024 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Loss	$(6,184)	$(3,061)	$(14,146)	$(11,628)
Depreciation and amortization	2,627	2,075	7,681	6,187
Interest expense	2,753	2,550	7,811	7,723
Income tax (benefit) expense	(261)	(12)	(137)	767
EBITDA	$(1,065)	$1,552	$1,209	$3,049
Stock compensation expense	111	441	459	1,233
Change in fair value of derivative liabilities	235	(6)	286	(202)
Purchase accounting impact of fair valuing inventory	—	—	—	225
Loss on warrant issuance	—	—	578	—
Change in fair value of common warrants	291	—	(1,394)
Purchase accounting impact of fair valuing deferred revenue	16	208	219	778
Severance charges	—	—	57	943
Adjusted EBITDA	$(412)	$2,195	$1,414	$6,026
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Ryan Zeek
+1 770-891-1331
investor.relations@boxlight.com